Exhibit 99.1

ARCA BIOPHARMA ANNOUNCES RESIGNATION FROM BOARD OF DIRECTORS

Westminster, CO, November 21, 2013 – ARCA biopharma, Inc. (Nasdaq: ABIO), today announced that John L. Zabriskie, PhD, has resigned from the Company’s Board of Directors.

Dr. Zabriskie resigned effective November 19, 2013. There has been no disagreement between the Company and Dr. Zabriskie. Dr. Zabriskie has served as a member of ARCA’s board of directors since March 2005.

“I want to express our deep gratitude and appreciation for John’s contributions to ARCA and the Board,” commented Michael Bristow, MD, PhD, President and CEO of ARCA. “John has been a tremendous asset, sharing his extensive experience and wisdom from a highly successful career in our industry. We will miss his sage advice and steady hand in guiding the Company.”

Dr. Zabriskie is Co-Founder and Director of Puretech Ventures, LLC, and the past Chairman of the Board, Chief Executive Officer and President of NEN Life Science Products, Inc., a supplier of kits for labeling and detection of DNA. Prior to joining NEN Life Science Products in July 1997, Dr. Zabriskie was President and Chief Executive Officer of Pharmacia and Upjohn Inc. Prior to joining Upjohn in 1994, Dr. Zabriskie was Executive Vice President for Merck & Co., Inc. Dr. Zabriskie received his undergraduate degree in chemistry from Dartmouth College and his Ph.D. in organic chemistry from the University of Rochester.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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